Budget Paper B

FINANCIAL REVIEW
AND STATISTICS

FINANCIAL REVIEW AND STATISTICS

Contents

Introduction	1
2002/03 Results	2
2003/04 Budget	5
Provincial Revenue, 2003/04, Major Sources	6
Revenue by Source, 2003/04 and 2002/03	6
Revenue Estimates	7
Provincial Operating Expenditure, 2003/04, Major Categories	8
Program Expenditure Estimates, 2003/04 and 2002/03	8
Operating Expenditure Estimates	9
Manitoba Financial Statistics, Ten-Year Summary	10
The Medium-Term Fiscal Framework	14
Improving Transparency and Accountability	15
Report on Consolidated Operations and Summary Budget Forecast	16
Capital Investment	21
Capital Grants, Infrastructure and Capital Investment	21
Special Funds Balances	22
Fiscal Stabilization Fund	22
Debt Retirement Fund	23
Loan Act Requirements	24
Borrowing Requirements	25
Statement of Valuation and Purpose of Direct and Guaranteed Debt Outstanding	26
Direct and Guaranteed Debt	27

■   Introduction

The Financial Review and Statistics Paper provides the financial detail for the 2003 Budget and the information necessary to fulfil the Government’s commitment to provide transparent accountability on its stewardship of the Province’s finances.

These financial statistics show that:

•	the budget will again be balanced in accordance with The Balanced Budget, Debt Retirement and Taxpayer Accountability Act.

•	revenue has been stabilized despite the 2001 downturn in the economy and the fall-out from a federal accounting error.

•	education, health and other priority programs have been supported through consistent and responsible expenditure growth.

•	personal taxes have been reduced in our four Budgets, to a cumulative annual total of $301million. Major tax reductions have been directed to provide relief for working families. For example, one-income families of four earning $60,000 annually on average will have received tax cuts totalling $1,442 annually, a reduction of 21.8%. As a proportion of provincial Gross Domestic Product (GDP), Manitoba taxes and fees will have fallen by 9.3% since 1998/99.

•	General Purpose Debt has fallen. Public debt costs are below 5% of total revenue. That is 38.4% lower than when this Administration took office, and the lowest proportion in the past 20 years. This allows funds to be re-directed to programs which meet the needs of our families and our economy.

•	the Government has been the first in Manitoba to address the Province’s pension liability and provide a plan to repay both the General Purpose Debt and the pension liability. Over four years, through fiscal year 2003/04, $384 million will have been set aside for debt and pension liability retirement.

The foundations of Budget 2003, as with our past three budgets, are laid using this balanced approach to fiscal management. The Government is dedicated to providing transparency and accountability to the people of Manitoba.

Comparative Statement of Budgetary Revenue,
Expenditure, Transfers and Balance
2002/03

			Increase/(Decrease)
	2002/03	2002/03	From Budget
	Forecast	Budget	to Forecast

	(Millions of Dollars)		(Millions of Dollars)%
Revenue
Own-Source	4,598	4,579	19	0.4
Federal Transfers	2,242	2,362	(120)	(5.1)
Extraordinary Revenue - Manitoba Hydro (2001/02)	150	0	150

Total Revenue	6,990	6,941	49	0.7

Expenditure
Program	6,632	6,560	72	1.1
Debt Servicing	335	368	(33)	(9.0)

Total Expenditure	6,967	6,928	39	0.6

Net Revenue	23	13	10
Interfund Transfers
Debt/Pension Repayment	(96)	(96)	0
Fiscal Stabilization Fund	77	93	(16)

Balance Under Balanced Budget Legislation	4	10	(6)

■   2002/03 Results

In the 2002 Budget, the Government outlined its plan to cope with the impacts of an economic slowdown and a major federal accounting error. Much as projected, revenue was impacted by the economic slowdown, especially Corporate Income Tax receipts. As noted in the 2002 Manitoba Budget, Finance Canada identified that Manitoba had been overpaid with respect to Personal Income Tax collected by the federal government on behalf of the Province by $408 million between the 1993/94 and 1999/2000 fiscal years. Furthermore, $168 million had to be repaid in March 2002 with respect to the final settlement for the 2000 tax year, based on actual assessments. However, the federal government had not considered the effects its error had on equalization payments. Manitoba was able to negotiate a settlement which reflected both Personal Income Tax and equalization. The accounting error was resolved with the federal government in the manner proposed in our 2002 Budget.

The projected results for the 2002/03 fiscal year have been updated for three significant changes occurring since the Third Quarter Report. In the Third Quarter Report, it was noted that the federal government proposed to use forecast data which would impact the timing of equalization receipts with respect to the mining tax base. The federal government has now confirmed that this data will be used to calculate interim entitlements for all provinces. Therefore, Manitoba’s equalization revenue for 2002/03 fell $84 million below the amount included in the Third Quarter projection which, after other revenue offsets are considered, results in an adjustment to the projected Fiscal Stabilization Fund draw. However, when equalization entitlements are re-calculated in 2003/04 using more current data, Manitoba anticipates receiving additional equalization revenue. Revised information also has been provided with respect to the final entitlements for Personal and Corporation Income Tax revenues for 2002/03. Personal Income Tax revenue will be $21 million higher and Corporation Income Tax revenue $10 million lower than projected in the Third Quarter Report. The Government projects a positive balance under balanced budget legislation of $4 million for the 2002/03 fiscal year.

Revenue

As noted in Quarterly Reports for the year, a $150 million payment from Manitoba Hydro related to export profits, which the 2002 Budget had anticipated as being recorded in the 2001/02 fiscal year, was received in August 2002, and has been recorded as extraordinary revenue in the 2002/03 financial results. The resulting improvement in revenue has been almost entirely offset by declines in equalization revenue which total $144 million. As a result of these two items, and improvements in other revenue, total projected revenue for the 2002/03 fiscal year is $6,990 million, or $49 million more than budgeted.

Expenditure

The Third Quarter Report projected expenditure is $6,967 million, $39 million or 0.6% above the 2002 Budget projection. This reflects increases primarily in health care and emergency expenditures related to forest fires and flooding, partially offset by lower public debt costs.

Net Revenue

Net revenue is now projected at $23 million, or $10 million higher than the 2002 Budget projection.

Balance Under Balanced Budget Legislation

An amount of $96 million will be applied against General Purpose Debt and pension liability retirement. The transfer of $77 million from the Fiscal Stabilization Fund to the Operating Fund is $16 million less than budgeted. This is applied to the debt and pension liability payment. As noted above, this results in a positive balance under balanced budget legislation of $4 million.

Comparative Statement of Budgetary Revenue,
Expenditure, Transfers and Balance
2003/04 and 2002/03

				Increase/		Increase/
				(Decrease)		(Decrease)
				from 2002/03		from
				Forecast		2002/03 Budget
	2003/04	2002/03	2002/03	to 2003/04		to 2003/04
	Budget	Forecast	Budget	Budget		Budget

		(Millions		(Millions		(Millions
		of Dollars)		of Dollars)%		of Dollars)%
Revenue
Own-Source	4,806	4,598	4,579	208	4.5	227	5.0
Federal Transfers	2,508	2,242	2,362	266	11.9	146	6.2
Extraordinary Revenue - Manitoba Hydro (2001/02)	0	150	0	(150)		0

Total Revenue	7,314	6,990	6,941	324	4.6	373	5.4

Expenditure
Program	6,925	6,632	6,560	293	4.4	365	5.6
Debt Servicing	331	335	368	(4)	(1.2)	(37)	(10.1)

Total Expenditure	7,256	6,967	6,928	289	4.1	328	4.7

Net Revenue	58	23	13	35		45
Interfund Transfers
Debt/Pension Repayment	(96)	(96)	(96)	0		0
Fiscal Stabilization Fund	48	77	93	(29)		(45)

Balance Under Balanced Budget Legislation	10	4	10	6		0

■   2003/04 Budget

Revenue

Continuing economic growth in Manitoba and rebounding Corporation Income Tax receipts will provide growth of 4.5% in own-source revenue. Transfer revenue from the federal government will also grow strongly, bolstered by the revenue received from the First Ministers’ Health Financing Arrangement, and an anticipated recalculation of equalization revenues under the mining tax base. Transfer payments in 2003/04 are budgeted to be 6.2% higher than budgeted last year.

During the past year, the Government utilized revenues from exceptionally strong Manitoba Hydro export sales in 2000 and 2001 to offset the effects of the 2001 economic downturn and the federal accounting error. This has served to stabilize revenues and allowed programs to be protected until revenue recovered. The final scheduled draw from Manitoba Hydro is projected to be $52 million this year.

Own-source revenue as a percentage of GDP will continue to fall. At 12.7% of provincial GDP, the proportion of income that Manitoba individuals and businesses pay to the Provincial Government will be 9.3% less than 1998/99. Total revenue is budgeted at $7,314 million, 4.6% above that projected for 2002/03.

Expenditure

The 2003 Budget provides for program expenditure growth of 4.4% over projected 2002/03 expenditure. Public debt costs are expected to continue to decline. Total expenditure is budgeted at $7,256 million, 4.1% over projected expenditure in 2002/03.

Net Revenue

Net revenue of $58 million will be $35 million greater than net revenue projected for 2002/03.

Balance Under Balanced Budget Legislation

The 2003 Budget provides a further $96 million to be applied against General Purpose Debt and pension liabilities. The Debt Retirement Fund Allocation Committee will determine the allocation to these purposes. However, for Budget purposes, it has been assumed that $48 million will be allocated to address pension liabilities.

The Budget provides for a draw of $48 million from the Fiscal Stabilization Fund, all of which will be applied toward the $96 million payment against debt and pension liabilities.

The resulting balance under balanced budget legislation is projected at $10 million.

Provincial Revenue, 2003/04
Major Sources
Percent of Total

Revenue by Source
2003/04 and 2002/03

	2003/04	2002/03	Change 2003/04
	Budget	Forecast	from 2002/03 Forecast

	(Millions of Dollars)		(Millions of Dollars)
Own-Source Revenue	4,806	4,598	208
Federal Transfers	2,508	2,242	266
Extraordinary Revenue Manitoba Hydro (2001/02)	0	150	(150)

Total Revenue	7,314	6,990	324

Revenue Estimates
(Thousands of Dollars)

					Percent
					Change 2003/04 from

		2003/04	2002/03	2002/03	2002/03	2002/03
		Estimate	Forecast(1)	Budget(1)	Forecast	Budget

■	Own-Source Revenue
	Income Taxes
	• Individual Income Tax	1,703,000	1,679,100	1,682,300
	• Corporation Income Tax	270,200	162,200	146,500

	Subtotal	1,973,200	1,841,300	1,828,800	7.2	7.9

	Taxes, Levies and Collections
	• Corporation Capital Tax	148,300	138,000	129,000
	• Gasoline Tax	161,900	159,600	157,600
	• Insurance Corporations Tax	44,973	43,363	42,363
	• Land Transfer Tax	14,100	14,096	13,000
	• Levy for Health and Education	263,400	254,300	243,300
	• Mining Tax	17,000	16,700	17,500
	• Motive Fuel Tax	69,400	67,700	67,700
	• Oil and Natural Gas Tax	2,852	3,193	3,314
	• Retail Sales Tax	1,057,800	1,022,000	1,032,500
	• Revenue Act, 1964, Part 1	69,000	67,600	65,600
	• Tobacco Tax	190,400	180,000	178,000
	• Environmental Protection Tax	3,000	3,000	3,000
	• Other Taxes	73	132	72

	Subtotal	2,042,198	1,969,684	1,952,949	3.7	4.6

	Fees and Other Revenue
	• Fines and Costs; and Other Legal	22,533	19,068	19,765
	• Minerals and Petroleum	5,563	6,701	5,450
	• Automobile and Motor Carrier Licences and Fees	74,556	66,075	69,975
	• Drivers’ Licences	14,416	14,066	14,066
	• Water Power Rentals	93,784	94,943	98,690
	• Parks; Forestry; Fisheries; and Other Conservation	26,458	29,010	27,174
	• All Other Manitoba Collections	56,075	62,207	56,497

	Subtotal	293,385	292,070	291,617	0.5	0.6

	Crown Corporations/Entities
	• Manitoba Lotteries Corporation	259,500	264,500	252,000
	• Manitoba Liquor Control Commission	173,300	166,500	167,000
	• Manitoba Hydro	52,000	52,000	75,000
	• Other	12,350	11,650	11,650

	Subtotal	497,150	494,650	505,650	0.5	(1.7)

	Total Own-Source Revenue	4,805,933	4,597,704	4,579,016	4.5	5.0

■	Federal Transfers
	• Equalization	1,387,900	1,337,500	1,481,300
	• Canada Health and Social Transfer (CHST)	763,500	756,000	728,800
	• Canada Health and Social Transfer Supplement (CHSTS)	163,600	0	0
	• Diagnostic/Medical Equipment Fund	6,000	0	0
	• Health Reform Fund	36,400	0	0
	• Medical Equipment Fund	17,900	19,300	19,300
	• Primary Health Care Transition Fund	8,500	1,108	5,200
	• Other Transfers	124,150	128,525	127,674

	Total Federal Transfers	2,507,950	2,242,433	2,362,274	11.9	6.2

■	Extraordinary Revenue Manitoba Hydro (2001/02)	0	150,000	0

■	Total Budgetary Revenue	7,313,883	6,990,137	6,941,290	4.6	5.4

Note 1:	The 2002/03 information has been adjusted to be consistent with the 2003/04 Estimates structure.

Provincial Operating Expenditure, 2003/04

Program Expenditure Estimates
2003/04 and 2002/03

	2003/04	2002/03	Change 2003/04
	Budget	Forecast(1)	from 2002/03 Forecast

	(Millions of Dollars)		(Millions of Dollars)
Health	3,004	2,843	161
Advanced Education and Training	525	503	22
Education and Youth	1,067	1,018	49
Family Services and Housing	869	823	46
Other Departments	1,545	1,465	80

Expenditure Estimates	7,010	6,652	358

Note 1:	The 2002/03 information has been adjusted to be consistent with the 2003/04 Estimates structure.

Operating Expenditure Estimates
(Thousands of Dollars)

					Percent
					Change 2003/04 from

		2003/04	2002/03	2002/03	2002/03	2002/03
		Estimate	Forecast(1)	Budget(1)	Forecast	Budget

■	Health	3,004,229	2,842,812	2,786,169	5.7	7.8

■	Education
	• Advanced Education and Training	524,769	503,350	504,849
	• Education and Youth	1,066,604	1,018,080	1,014,421

	Total Education	1,591,373	1,521,430	1,519,270	4.6	4.7

■	Family Services and Housing	869,407	822,773	821,875	5.7	5.8

■	Community, Economic and Resource Development
	• Aboriginal and Northern Affairs	28,703	26,786	27,227
	• Agriculture and Food	126,632	122,848	121,151
	• Conservation	128,049	123,114	125,165
	• Energy, Science and Technology	44,029	42,112	42,645
	• Industry, Trade and Mines	31,083	31,090	31,624
	• Intergovernmental Affairs	145,768	141,621	142,314
	• Transportation and Government Services	341,068	321,936	333,292
	• Enabling Appropriations	59,015	51,093	74,937
	• Other Appropriations	25,790	37,678	20,775

	Total Community, Economic and Resource Development	930,137	898,278	919,130	3.5	1.2

■	Justice and Other Government
	• Legislative Assembly	23,359	23,001	22,807
	• Executive Council	3,426	3,435	3,435
	• Civil Service Commission	4,274	3,852	4,311
	• Culture, Heritage and Tourism	66,840	64,180	64,454
	• Employee Pensions and Other Costs	65,412	60,002	60,012
	• Finance	98,417	92,593	98,203
	• Healthy Child Manitoba	21,938	19,960	21,186
	• Justice	254,114	242,533	237,520
	• Labour and Immigration	26,954	25,974	26,126
	• Seniors Directorate	724	688	739
	• Sport	10,687	10,653	10,866
	• Status of Women	1,086	1,080	1,146
	• Enabling Appropriations	37,750	18,990	27,500

	Total Justice and Other Government	614,981	566,941	578,305	8.5	6.3

■	Total Program Expenditures	7,010,127	6,652,234	6,624,749	5.4	5.8
■	Public Debt Costs	331,000	334,986	368,310	(1.2)	(10.1)

■	Total Expenditure Estimates	7,341,127	6,987,220	6,993,059	5.1	5.0
■	Less: Year-End Lapse and In-Year Savings	(85,000)	(20,000)	(65,000)

■	Total Budgetary Expenditure	7,256,127	6,967,220	6,928,059	4.1	4.7

Note 1: The 2002/03 information has been adjusted to be consistent with the 2003/04 Estimates structure.

Manitoba Financial Statistics, Ten-Year Summary

	2003/04	2002/03	2001/02	2000/01	1999/00
	Budget	Forecast	Actual	Actual	Actual

	(Millions of Dollars)
FINANCIAL STATEMENTS
Revenue
Own-Source Revenue	4,806	4,748 (1)	4,540	4,661	4,264
Federal Transfers	2,508	2,242	2,207	2,091	2,073

Total	7,314	6,990	6,747	6,752	6,337

Expenditure
Program Expenditure	6,925	6,632	6,324	6,104	5,971
Public Debt Costs(4)	331	335	414	511	465

Total	7,256	6,967	6,738	6,615	6,436

Net Revenue/(Expenditure)	58	23	9	137	(99)
Debt/Pension Repayment	(96)	(96)	(96)	(96)	(75)
Transfers from/(to) Fiscal Stabilization Fund	48	77	150	0	185

Balance Under Balanced Budget Legislation	10	4	63	41	11

Net Direct and Guaranteed Debt
General Purpose	6,300	6,355	6,406	6,537	6,473
Manitoba Hydro	6,767	6,344	6,263	6,053	5,798
Other	1,206	1,115	1,099	1,086	943
Health Facilities	499	445	390	220	0
Capital Investments	320	295	245	260	245

Total	15,092	14,554	14,403	14,156	13,459

Other Obligations
Health Debt	234	203	225	358	501
Pension Liability(5)	3,548	3,369	3,217	3,050	2,906
Pension Assets	(204)	(155)	(107)	(21)	0

Total	3,578	3,417	3,335	3,387	3,407

Total Obligations	18,670	17,971	17,738	17,543	16,866

Fiscal Stabilization Fund End of Year Balance	145	179	247	320	264
Memorandum Items
Population (000’s)	1,153	1,151	1,149	1,146	1,143
GDP at Market Prices	37,800	35,886	34,666	33,420	31,913

Note 1: Includes Manitoba Hydro special payment 2001/02 – $150 million.
Note 2: Includes net gain from divestiture of Manitoba Telephone System – $264.6 million.
Note 3: Includes Special Lotteries Transfer – $145 million.

1998/99	1997/98	1996/97	1995/96	1994/95
Actual	Actual	Actual	Actual	Actual

(Millions of Dollars)
					FINANCIAL STATEMENTS
					Revenue
4,322	3,858	4,047 (2)	3,789 (3)	3,310	Own-Source Revenue
1,560	1,884	1,716	1,873	1,895	Federal Transfers

5,882	5,742	5,763	5,662	5,205	Total

					Expenditure
5,372	5,171	4,869	4,913	4,804	Program Expenditure
515	520	539	592	597	Public Debt Costs(4)

5,887	5,691	5,408	5,505	5,401	Total

(5)	51	355	157	(196)	Net Revenue/(Expenditure)
(150)	(75)	0	0	0	Debt/Pension Repayment
186	100	(264)	0	0	Transfers from/(to) Fiscal Stabilization Fund

31	76	91	157	(196)	Balance Under Balanced Budget Legislation

					Net Direct and Guaranteed Debt
6,632	6,773	6,808	6,814	7,364	General Purpose
5,677	5,569	4,893	5,090	5,022	Manitoba Hydro
947	976	1,212	1,770	1,945	Other
0	0	0	0	0	Health Facilities
142	0	0	0	0	Capital Investments

13,398	13,318	12,913	13,674	14,331	Total

					Other Obligations
450	461	438	604	617	Health Debt
2,766	2,572	2,182	2,039	1,853	Pension Liability(5)
0	0	0	0	0	Pension Assets

3,216	3,033	2,620	2,643	2,470	Total

16,614	16,351	15,533	16,317	16,801	Total Obligations

427	565	578	210	31	Fiscal Stabilization Fund End of Year Balance
					Memorandum Items
1,138	1,137	1,134	1,130	1,124	Population (000's)
30,941	29,758	28,433	26,967	25,958	GDP at Market Prices

Note 4:	Effective from fiscal year 2002/03 interest-carrying costs of capital assets are included in departmental expenditures.
Note 5:	Now reflects pension liability per summary financial statements. In previous years, amounts excluded unamortized gains and losses resulting from actuarial valuations.

Manitoba Financial Statistics, Ten-Year Summary

	2003/04	2002/03	2001/02	2000/01	1999/00
	Budget	Forecast	Actual	Actual	Actual

Annual Change	(Percent Change)
Own-Source Revenue	1.2(1)	4.6(1)	(2.6)	9.3	(1.3)
Federal Transfers	11.9	1.6	5.5	0.9	32.9
Total Revenue	4.6	3.6	(0.1)	6.5	7.7
Program Expenditure	4.4	4.9	3.6	2.2	11.2
Public Debt Costs	(1.2)	(19.1)	(19.0)	9.9	(9.7)
Total Expenditure	4.1	3.4	1.9	2.8	9.3
Net General Purpose Debt	(0.9)	(0.8)	(2.0)	1.0	(2.4)
Total Net Debt	3.7	1.0	1.7	5.2	0.5
Percent of GDP	(Percent)
Own-Source Revenue	12.7	13.2	13.1	13.9	13.4
Total Revenue	19.3	19.5	19.5	20.2	19.9
Program Expenditure	18.3	18.5	18.2	18.3	18.7
Public Debt Costs	0.9	0.9	1.2	1.5	1.5
Total Expenditure	19.2	19.4	19.4	19.8	20.2
Balance Under Balanced Budget Legislation	0.0	0.0	0.2	0.1	0.0
Net General Purpose Debt	16.7	17.7	18.5	19.6	20.3
Percent of Revenue
Own-Source Revenue	65.7	67.9	67.3	69.0	67.3
Federal Transfers	34.3	32.1	32.7	31.0	32.7
Public Debt Costs	4.5	4.8	6.1	7.6	7.3
Net General Purpose Debt	86.1	90.9	94.9	96.8	102.1
Percent of Expenditure
Program Expenditure	95.4	95.2	93.9	92.3	92.8
Public Debt Costs	4.6	4.8	6.1	7.7	7.2
Balance Under Balanced Budget Legislation	0.1	0.1	0.9	0.6	0.2
Dollars Per Capita	(Dollars)
Total Expenditure	6,293	6,053	5,864	5,772	5,631
Public Debt Costs	287	291	360	446	407
Balance Under Balanced Budget Legislation	9	3	55	36	10
Net General Purpose Debt	5,464	5,521	5,575	5,704	5,663

Note 1:	Calculation includes Manitoba Hydro special payment 2001/02.

1998/99	1997/98	1996/97	1995/96	1994/95
Actual	Actual	Actual	Actual	Actual

(Percent Change)					Annual Change
12.0	(4.7)	6.8	14.5	1.9	Own-Source Revenue
(17.2)	9.8	(8.4)	(1.2)	16.3	Federal Transfers
2.4	(0.4)	1.8	8.8	6.7	Total Revenue
3.9	6.2	(0.9)	2.3	1.1	Program Expenditure
(1.0)	(3.5)	(9.0)	(0.8)	2.1	Public Debt Costs
3.4	5.2	(1.8)	1.9	1.2	Total Expenditure
(2.1)	(0.5)	(0.1)	(7.5)	7.8	Net General Purpose Debt
0.6	3.1	(5.6)	(4.6)	1.4	Total Net Debt
(Percent)					Percent of GDP
14.0	13.0	14.2	14.1	12.8	Own-Source Revenue
19.0	19.3	20.3	21.0	20.1	Total Revenue
17.4	17.4	17.1	18.2	18.5	Program Expenditure
1.7	1.7	1.9	2.2	2.3	Public Debt Costs
19.0	19.1	19.0	20.4	20.8	Total Expenditure
0.1	0.3	0.3	0.6	(0.8)	Balance Under Balanced Budget Legislation
21.4	22.8	23.9	25.3	28.4	Net General Purpose Debt
					Percent of Revenue
73.5	67.2	70.2	66.9	63.6	Own-Source Revenue
26.5	32.8	29.8	33.1	36.4	Federal Transfers
8.8	9.1	9.4	10.5	11.5	Public Debt Costs
112.8	118.0	118.1	120.3	141.5	Net General Purpose Debt
					Percent of Expenditure
91.3	90.9	90.0	89.2	88.9	Program Expenditure
8.7	9.1	10.0	10.8	11.1	Public Debt Costs
0.5	1.3	1.7	2.9	(3.6)	Balance Under Balanced Budget Legislation
(Dollars)					Dollars Per Capita
5,173	5,005	4,769	4,872	4,805	Total Expenditure
453	457	475	524	531	Public Debt Costs
27	67	80	139	(174)	Balance Under Balanced Budget Legislation
5,828	5,957	6,004	6,030	6,552	Net General Purpose Debt

■   The Medium-Term Fiscal Framework

Beyond the 2003/04 fiscal year, Provincial Government revenue is projected to increase at an average annual rate of 3.0% over the medium term, a rate that reflects solid economic growth, an ongoing commitment to tax relief and further progress in addressing fiscal imbalance in the Canadian Federation. According to the February 2003 Conference Board Forecast, Manitoba’s nominal GDP is expected to grow at an average annual rate of 4.2% over the next three years. Real GDP is expected to average about 2.4% over this period.

Program expenditure is targeted to increase at an average annual rate of 2.0% after 2003/04 — a rate that would effectively sustain key public services and provide for modest improvements in areas of greatest priority, such as health care reform. It would also give the Province some latitude in making key public investments and replenishing the Fiscal Stabilization Fund.

Public debt costs are expected to rise to $365 million, reflecting the assumption of higher interest rates.

Within this framework, a small draw on the Fiscal Stabilization Fund in 2004/05 will complete the adjustment to the lower revenue track resulting from the federal accounting error. Beginning in 2005/06, net revenue growth will allow the Government to start replenishing the Fund.

Debt reduction and the retirement of pension liabilities will continue at the $96 million level established in 2000/01 until 2004/05. Beginning in 2005/06, it will rise to $115 million per year, in accordance with our Province’s balanced budget legislation.

Medium-Term Fiscal Framework

	2002/03	2003/04	2004/05	2005/06	2006/07

	(Millions of Dollars)
Revenue	6,990	7,314	7,471	7,715	7,997

Expenditure
Program Expenditure	6,632	6,925	7,056	7,198	7,342
Public Debt Costs	335	331	348	365	365

Total	6,967	7,256	7,404	7,563	7,707

Net Revenue	23	58	67	152	290
Interfund Transfers
Debt/Pension Repayment	(96)	(96)	(96)	(115)	(115)
Fiscal Stabilization Fund	77	48	39	(27)	(165)

Balance Under Balanced Budget Legislation	4	10	10	10	10

The Medium-Term Fiscal Framework reflects current forecasts and assumptions. Should future circumstances depart from these, Budget decisions will reflect the changes.

■   Improving Transparency and Accountability

Capital Acquisitions

The Government introduced budgetary measures for considering the full cost of capital assets in program costs in 2002/03.

In prior years, departments were required to budget for the cost of their capital acquisitions. The budget for the acquisition cost has been reflected in Part B of the Estimates since 1999/2000, and the related annual amortization costs have been voted as part of departmental appropriations. This has resulted in the amortization component of capital-related costs being included in overall departmental program costs.

For 2002/03, this process was expanded to include the interest-carrying costs of capital assets in each department. This interest charge is determined on the basis of the unamortized capital balance for each asset. This not only provides for greater departmental accountability for capital expenditures, but it also ensures that the interest attached to capital acquisitions is considered.

Pension Accounting

Departments began funding the cost of matching pension contributions for employees hired on or after October 1, 2002 from their appropriations. This funding will be directed to the Pension Assets Fund, in addition to other contributions being made through the Debt Retirement Fund. The cost of the pension benefits thus begins to be reflected in the various programs across Government. It also accelerates the Government’s plan to address the outstanding pension liability.

Improved Reporting

The Government’s first Annual Report was issued for the fiscal year 2000/01. This fulfilled our commitment to provide more comprehensive reporting on the Government’s fiscal results. The Report includes not only financial statements, but also discussion and analysis. It also includes financial and economic indicators for the Government’s central operations, as well as for the entire Government reporting entity. In 2001/02 for the first time, a Summary Budget was presented that shows the entire Government reporting entity. Beginning in 2002/03, the Report on Consolidated Operations includes the Summary Budget Forecast, information on prior years and more complete explanations of the components of the Summary Financial Statements.

■   Report on Consolidated Operations and Summary Budget Forecast
      Amounts in Tables are in Millions of Dollars

The Operating Fund

The Operating Fund reflects the central operations of Government, and is the basis for the Estimates process and appropriations voted by the Legislature; it does not reflect operations of Government business enterprises and special funds. The Operating Fund is expected to have net revenue of $23 million for fiscal year 2002/03. This Budget projects net revenue for the Operating Fund of $58 million for the 2003/04 year. Over the four years since our Government took office, the cumulative balances in the Operating Fund are expected to total $227 million.

	2003/04	2002/03	2002/03	2001/02	2000/01	4-Year
	Budget	Forecast	Budget	Actual	Actual	Total

Operating Fund Balance	58	23	13	9	137	227

Interfund Transfers/Debt Retirement

In each of the four years since our Government took office, an amount of $96.4 million has been set aside for debt and pension liability retirement. Yearly contributions are allocated to the Pension Assets Fund or to repay General Purpose Debt as explained in the section titled Pension Items. For the fiscal year 2002/03, the draw on the Fiscal Stabilization Fund will be $77 million or $16 million less than projected in the 2002/03 Budget. For fiscal year 2003/04, the Budget proposes a draw of $48 million.

	2003/04	2002/03	2002/03	2001/02	2000/01	4-Year
	Budget	Forecast	Budget	Actual	Actual	Total

Debt Retirement Payment	(96)	(96)	(96)	(96)	(96)	(384)
Fiscal Stabilization Fund	48	77	93	150	0	275

Total Interfund Transfers	(48)	(19)	(3)	54	(96)	(109)

Note:	All four-year totals appearing in the Report on Consolidated Operations and Summary Budget Forecast do not include amounts shown under the 2002/03 Budget.

Balance Under Balanced Budget Legislation

Under balanced budget legislation, payments to the Debt Retirement Fund and withdrawals from the Fiscal Stabilization Fund are included to arrive at a balance. This balance must be positive to comply with the provisions of The Balanced Budget, Debt Retirement and Taxpayer Accountability Act, and must be transferred to the Fiscal Stabilization Fund. The balance will be positive for a ninth consecutive year; a balance of $10 million is projected.

	2003/04	2002/03	2002/03	2001/02	2000/01	4-Year
	Budget	Forecast	Budget	Actual	Actual	Total

Balance Under Balanced Budget Legislation	10	4	10	63	41	118
Transfer to Fiscal Stabilization Fund	10	4	10	63	41	118

Balance After Transfer to Fiscal Stabilization Fund	0	0	0	0	0	0

Special Funds — Change in Balances

There are a number of special funds created by the Legislature for specific purposes. The two principal Funds are the Fiscal Stabilization Fund and the Debt Retirement Fund. There are also a number of small, special-purpose funds (such as the Mining Community Reserve Fund and the Quarry Rehabilitation Reserve), that in combination are projected to have little effect on the overall balance. The Debt Retirement Fund is projected to increase by $52 million in 2002/03, which reflects the decision of the Allocations Committee to increase the allocation to pension assets and interest earnings of the Fund.

	2003/04	2002/03	2002/03	2001/02	2000/01	4-Year
	Budget	Forecast	Budget	Actual	Actual	Total

Debt Retirement Fund	54	52	79	25	75	206
Fiscal Stabilization Fund	(34)	(68)	(74)	(73)	56	(119)
Other	(4)	0	(1)	(1)	1	(4)

Total Changes in Special Funds	16	(16)	4	(49)	132	83

Government Enterprises and Crown Corporations

This Report notes the net changes in operating balances (profits or losses) of Government enterprises, Crown corporations and Special Operating Agencies during the fiscal year. The largest of these enterprises are Manitoba Hydro, Manitoba Public Insurance, Manitoba Liquor Control Commission and Manitoba Lotteries Corporation, and operating balances are influenced by the market in which they operate.

Portions of the current or accumulated operating profits of several of these entities, in particular the Manitoba Liquor Control Commission, the Manitoba Lotteries Commission and Manitoba Hydro, are included in the general revenue (Operating Fund) of the Government. Upon consolidation, the amounts already included in general revenue are deducted from the total changes in operating balances, to produce Net Contribution to Consolidated Net Income.

Manitoba Hydro profits for 2002/03, projected at $106 million in the 2002 Budget, are forecast to be lower by $35 million due to lower export sales because of reduced water flows. Manitoba Public Insurance Corporation has forecast a loss of $22 million for fiscal year 2002/03, largely reflecting lower investment returns and revised actuarial valuations. Although Manitoba Crop Insurance Corporation, which is included in other Crown organizations, has positive results for the 2002/03 fiscal year, Manitoba Crop Insurance Corporation anticipates using $29 million of its accumulated reserves in support of Manitoba farmers.

As noted in Quarterly Reports for fiscal year 2002/03, the $150 million payment from Manitoba Hydro in respect of export sales profits, that was expected to be included in 2001/02 revenues, was received in August 2002. It has been included in 2002/03 Operating Revenue as Extraordinary Revenue, and is also included in the consolidation adjustments shown below.

	2003/04	2002/03	2002/03	2001/02	2000/01	4-Year
	Budget	Forecast	Budget	Actual	Actual	Total

Government Business Enterprises
Manitoba Hydro	71	71	106	214	270	626
Manitoba Public Insurance Corp.	24	(22)	5	(97)	46	(49)
Manitoba Lotteries Corp.	260	264	252	248	248	1,020
MLCC	173	167	167	163	163	666
Other Crown Corporations and Government Enterprises	(38)	1	(35)	12	106	81

Total Changes in Operating Balances	490	481	495	540	833	2,344

Consolidation Adjustments
Ongoing Operations (includes Manitoba Hydro)	(485)	(482)	(494)	(411)	(411)	(1,789)
Extraordinary Revenue — Manitoba Hydro Payment		(150)				(150)

Net Contribution to Consolidated Net Income	5	(151)	1	129	422	405

Balance Before Pension Items

The Consolidated Balance before Pension Items is the result of adding the total changes in Special Funds to the net contribution of Government Enterprises and Crown corporations. The balance will return to a positive position in 2003/04, after a forecast negative result for 2002/03. For the four fiscal-year period of 2000/01 to 2003/04 inclusive, the Consolidated Balance before Pension Items is projected at $488 million.

	2003/04	2002/03	2002/03	2001/02	2000/01	4-Year
	Budget	Forecast	Budget	Actual	Actual	Total

Consolidated Balance Before Pension Items	21	(167)	5	80	554	488

Pension Items

Upon coming into office, our Administration put into place a plan to retire the General Purpose Debt and to eliminate the Government’s pension liability. Prior to this, it was projected that the pension liability would reach $8.4 billion by 2028, and would continue to grow after that.

Our Government has continued its actions to improve the plans to repay long-term debt and pension obligations of the Government. The 2000 Manitoba Budget introduced a comprehensive approach to address both debt and pension obligations. This approach involved:

•	continuation of payments of retiree pension obligations;

•	continuation of the provision for debt repayment; and

•	inclusion of amounts within debt retirement allocations sufficient to match employee contributions for civil servants and teachers hired on or after April 1, 2000.

The plan provides for debt and pension obligation funding of $96 million per year, with allocation between debt and pension assets to be determined by the Debt Retirement Fund Allocation Committee. The 2001/02 allocation provided $75 million for pension assets.

In 2002/03, the allocation of the $96 million contribution is $48 million for pension assets.

The 2002 Budget enhanced the plan to reduce the term over which the pension liability will be eliminated, by requiring Government departments and agencies to match new employee pension contributions after September 30, 2002.

From our Administration’s first Budget — for the 2000/01 fiscal year — to the end of fiscal year 2003/04 encompassed by this Budget, our Government will have set aside $384 million, excluding interest, in the Debt Retirement Fund to repay General Purpose Debt and pension liabilities. This is 28% more than the amount set aside by the previous Administration during its last term.

	2003/04	2002/03	2002/03	2001/02	2000/01	4-Year
	Budget	Forecast	Budget	Actual	Actual	Total

Pension Expense for Unfunded Liability	(179)	(152)	(167)	(167)	(144)	(642)
Government Contributions to Pension Assets Fund	48	48	29	77	21	194

Net Pension Items	(131)	(104)	(138)	(90)	(123)	(448)

Summary

The Summary Budget represents the entire Government reporting entity, as defined in Schedule 8 of the Summary Financial Statements.

The financial results of the operations of the Government and its agencies as a whole are summarized below. In spite of the large forecast negative balance for 2002/03 — the result of a $143 million decline in Manitoba Hydro’s net income relative to 2001/02, lower equalization receipts, and $39 million in higher-than-budgeted expenditure — the Consolidated Net Income of the Government is projected to be positive over the four-year period through 2003/04. The cumulative total for the period is projected to be $40 million.

	2003/04	2002/03	2002/03	2001/02	2000/01	4-Year
	Budget	Forecast	Budget	Actual	Actual	Total

Balance Before Pension Items	21	(167)	5	80	554	488
Net Pension Items	(131)	(104)	(138)	(90)	(123)	(448)

Consolidated Net Income (Expense)	(110)	(271)	(133)	(10)	431	40

Although Manitoba has faced an important and unexpected revenue shortfall due to a federal accounting error, the Government has managed to continue providing Manitobans with the priority services they require. The Government has also continued its progress toward reducing General Purpose Debt and accumulated pension liabilities. These measures will help ensure that Manitobans continue to receive services they need.

■   Capital Investment

Part B Capital Investment is required for the annual purchase or acquisition of tangible capital assets which meet established guidelines for amortization (see Appendix B of the 2003/04 Estimates of Expenditure). Tangible capital assets are those with a useful life extending beyond one year which are acquired, constructed or developed and held for use, not resale. Tangible capital assets, whose acquisition value is less than established capitalization thresholds, and infrastructure expenditures are recorded as operating expenditure in the year of acquisition.

Amortization and interest costs related to the capital investment are borne by departments that are responsible for each asset.

The following table outlines the Part B Capital Investment authority requirements.

Capital Investment, 2003/04
(Thousands of Dollars)

Government Services Capital Projects	14,000
Transportation Equipment and Other Capital	13,000
Information Technology Projects
eGovernment Initiatives	13,490
Health	6,500
Family Services and Housing	2,200
Justice	1,000
Other Projects	6,505
Other Equipment and Buildings	1,305

58,000

■   Capital Grants, Infrastructure and Capital Investment

Total spending for capital purposes is comprised of spending on capital grants and infrastructure from Part A of the Estimates of Expenditure, and
Capital Investment spending from Part B of the Estimates of Expenditure.

Total spending for capital purposes is outlined in the following table.

Capital Grants, Infrastructure and Capital Investment, 2003/04
(Thousands of Dollars)

Capital Grants (Part A)	224,346
Infrastructure (Part A)	151,927
Capital Investment (Part B)	58,000

434,273

■   Special Funds Balances

Fiscal Stabilization Fund

In 2002/03, the draw from the Fiscal Stabilization Fund will be $77 million, or $16 million less than budgeted. The positive balance in the Operating Fund, projected at $4 million, is deposited in the Fiscal Stabilization Fund. The budgeted draw for 2003/04 is $48 million, all of which is directed to the debt and pension liability payment. The closing balance of the Fund is projected to be $145 million.

Fiscal Stabilization Fund Revenue, Expenditure and Balance
Projection as at March 31, 2004 and March 31, 2003

	2003/04	2002/03
	Budget	Forecast

	(Millions of Dollars)
Fund Balance, Beginning of Year	179	247

Revenue
Balance Under Balanced Budget Legislation	10	4
Interest	4	5

	14	9

Expenditure
Transfer to Operating Fund	(48)	(77)

Fund Balance, End of Year	145	179

Debt Retirement Fund

In accordance with The Balanced Budget, Debt Retirement and Taxpayer Accountability Act, a $96 million deposit to the Debt Retirement Fund is required in each of 2002/03 and 2003/04. Of the 2002/03 amount, the Allocation Committee determined that the most cost-effective allocation was $48 million to pension liability, rather than the $21 million budgeted amount, and $48 million against General Purpose Debt. In the 2003 Budget plan, the 2003/04 allocation is $48 million to pension liability and $48 million against General Purpose Debt, subject once again to the decision of the Allocation Committee as to the most effective use.

Debt Retirement Revenue, Expenditure and Balance
Projection as at March 31, 2004 and March 31, 2003

	2003/04	2002/03
	Budget	Forecast

	(Millions of Dollars)
Fund Balance, Beginning of Year	152	100

Revenue
Transfer from Operating Fund	96	96
Interest	6	4

	102	100

Expenditure
Transfer to Pension Assets Fund	(48)	(48)

Fund Balance, End of Year	206	152

■   Loan Act Requirements

The following table reflects expenditure authority to be included in The Loan Act, 2003.

Incremental Capital Authority Requirements for Non-Budgetary Programs, 2003/04
(Thousands of Dollars)

The Loan Act, 2003

The Manitoba Hydro-Electric Board	474,000
Health Capital Program	50,100
Manitoba Lotteries Corporation	45,800
Manitoba Agricultural Credit Corporation	26,900
The Manitoba Water Services Board	24,500
Red River Floodway Renewal and Expansion	20,000
Manitoba Housing and Renewal Corporation	19,500
Manitoba Student Financial Assistance Program	18,300
Diagnostic Services Manitoba	13,000
Communities Economic Development Fund	10,900
Manitoba Industrial Opportunities Program	6,200
Special Operating Agencies Financing Authority — Fleet Vehicles Agency	4,000
Special Operating Agencies Financing Authority — Food Development Centre	2,400
Red River College	2,250
Rural Economic Development Initiatives	1,450
Venture Manitoba Tours Ltd.	1,200
Manitoba Potash Corporation	110

720,610

Non-Budgetary Capital Program, 2003/2004
(Thousands of Dollars)

The Manitoba Hydro-Electric Board	497,000
Health Capital Program	188,904
Manitoba Agricultural Credit Corporation	104,850
Manitoba Industrial Opportunities Program	74,447
Manitoba Lotteries Corporation	65,400
Manitoba Student Financial Assistance Program	41,878
Red River Floodway Renewal and Expansion	40,000
The Manitoba Water Services Board	31,273
Manitoba Housing and Renewal Corporation	24,034
Red River College	22,250
Special Operating Agencies Financing Authority — Fleet Vehicles Agency	12,223
Community Economic Development Fund	9,750
Special Operating Agencies Financing Authority — Food Development Centre	7,277
Community Development Bonds	6,000
Diagnostic Services Manitoba	4,250
Miscellaneous Corporations, Agencies and Other Programs	10,606

1,140,142

■   Borrowing Requirements

Manitoba’s borrowing requirements for both general and self-sustaining purposes, including the guaranteed debt of Crown corporations, will total $2.0 billion in 2003/04. A total of $1.5 billion is required for the refunding of general purpose and self-sustaining debt. The remainder is required for self-sustaining programs, including Manitoba Hydro. Incremental capital authority requirements totalling $0.72 billion are provided by The Loan Act, 2003.

Borrowing Requirements
(Thousands of Dollars)

		New Cash	Estimated	Borrowing
	Refunding	Requirements	Repayments	Requirements
	2003/04	2003/04	2003/04	2003/04

Refunding General Government Program Debt	1,169,042	—	—	1,169,042
Capital Investments	—	25,000	—	25,000
Manitoba Hydro	220,395	474,000	—	694,395
Manitoba Lotteries Corporation	—	45,800	—	45,800
Manitoba Agricultural Credit Corporation	—	26,900	26,900	—
Manitoba Water Services Board	—	24,500	15,000	9,500
Manitoba Hospital Facilities	66,400	21,400	33,800	54,000
Red River Floodway Renewal and Expansion	—	20,000	—	20,000
Manitoba Housing and Renewal Corporation	—	19,500	19,500	—
Manitoba Student Financial Assistance	—	18,300	18,300	—
Diagnostic Services Manitoba	—	13,000	—	13,000
Communities Economic Development Fund	—	10,900	10,900	—
Business Support Programs	—	6,200	6,200	—
Fleet Vehicles Agency	—	4,000	4,000	—
Red River College	—	2,250	350	1,900
Miscellaneous	—	5,160	5,160	—

	1,455,837	716,910	140,110	2,032,637

Statement of Valuation and Purpose of Direct and Guaranteed Debt Outstanding
(Thousands of Dollars) Preliminary Unaudited

As at March 31, 2003 (with comparative figures for March 31, 2002)

Canadian	Canadian
Dollar	Dollar	Increase/		Canadian	Canadian	Increase/
Equivalent	Equivalent	(Decrease)		Dollar	Dollar	(Decrease)
at Date of	at Date of	March 31/03		Valuation	Valuation	March 31/03
Issue	Issue	over		(Note 1)	(Note 1)	over
March 31/03	March 31/02	March 31/02		March 31/03	March 31/02	March 31/02

			Direct Debt Payable in:
11,840,579	11,835,290	5,289	Canadian Dollars	11,812,779	11,807,490	5,289
			Issues Hedged
3,209,198	2,962,401	246,797	to Canadian Dollars	3,348,799	3,221,628	127,171
2,493,251	3,055,916	(562,665)	U.S. Dollars	2,813,877	3,734,567	(920,690)
			Issues Hedged
1,433,767	1,403,111	30,656	to U.S. Dollars	1,431,227	1,555,051	(123,824)

18,976,795	19,256,718	(279,923)	Total Direct Debt	19,406,682	20,318,736	(912,054)

			Guaranteed Debt Payable in:
979,139	595,190	383,949	Canadian Dollars	979,139	595,190	383,949
0	0	0	U.S. Dollars	0	0	0

979,139	595,190	383,949	Total Guaranteed Debt	979,139	595,190	383,949

19,955,934	19,851,908	104,026	Total Direct and Guaranteed Debt (Note 2)	20,385,821	20,913,926	(528,105)
5,679,745	6,410,517	(730,772)	Less: Sinking Fund Investments	5,679,745	6,410,517	(730,772)
151,850	100,444	51,406	Less: Debt Retirement Fund	151,850	100,444	51,406

14,124,339	13,340,947	783,392	Net Direct and Guaranteed Debt (Note 3)	14,554,226	14,402,965	151,261

Note 1:	The Canadian Dollar Valuation is calculated using the foreign currency exchange rates in effect at March 31, 2003.
Note 2:	Direct and Guaranteed Debt are payable in Canadian and U.S. dollars. As at March 31, 2003, total Gross Debt was payable 79% in Canadian dollars and 21% in U.S. dollars. Of this total, General Government Program Debt and Other Debt was payable 97% in Canadian dollars (94% at March 31, 2002) and 3% in U.S. dollars (6% at March 31, 2002) while Manitoba Hydro Debt was payable 47% in Canadian dollars (42% at March 31, 2002) and 53% in U.S. dollars (58% at March 31, 2002).
Note 3:	The above debt was issued for the following purposes:

	March 31, 2003				March 31, 2002
	($ Thousands)		($ Per Capita)	(Note 4)	($ Thousands)	($ Per Capita)	(Note 4)

General Government Programs	6,354,634		5,523		6,406,112	5,575
The Manitoba Hydro-Electric Board	6,344,028		5,514		6,263,251	5,451
Capital Investments	294,900		256		244,900	213
Manitoba Hospital Facilities	445,000		387		390,000	339
Other	1,115,664		970		1,098,702	956

	14,554,226	(Note 5)	12,650		14,402,965	12,534

Note 4:	Per Capita data is based upon population figures at January 1, 2003 and April 1, 2002 as reported by Statistics Canada.
Note 5:	General Government Program Debt decreased by $51.5 million due to the deposit to the Debt Retirement Fund. All other debt increased $202 million due to the continued consolidation of Hospital Facilities debt on to the Province’s records, combined with Provincial Part B Capital requirements, and Manitoba Hydro’s new capital requirements including the consolidation of Winnipeg Hydro’s debt, offset by an improved Canadian dollar.

Direct and Guaranteed Debt
Net Maturities to March 31, 2042

	Canadian Valuation Payable In

	Canadian	U.S.	Net
	Dollars	Dollars	Maturities

	(Millions of Dollars)
2003/04	994	220	1,214
2004/05	937	71	1,008
2005/06	1,408	297	1,705
2006/07	1,810	—	1,810
2007/08	1,248	—	1,248
2008/09	1,060	—	1,060
2009/10	210	583	793
2011 - 15	1,324	346	1,670
2016 - 20	222	808	1,030
2021 - 25	—	429	429
2026 - 42	1,959	—	1,959
Treasury Bills and Promissory Notes	628	—	628

Total	11,800	2,754	14,554

The above table is based on foreign exchange rates in existence at March 31, 2003.